Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated December 20, 2007

Registration Statement No. 333-143452

Cell Therapeutics, Inc.

Free Writing Prospectus

This free writing prospectus relates to securities being issued pursuant to Cell Therapeutics, Inc.’s Registration Statement on

Form S-3 (File No. 333-14352). The Registration Statement can be accessed through the following link:  http://www.sec.gov/Archives/edgar/data/891293/000119312507128011/ds3.htm. Cell Therapeutics, Inc. issued the following press release on the date this free writing prospectus was filed with the Securities and Exchange Commission:

House and Senate Pass Medicare Legislation to Freeze 2008 Reimbursement for Therapeutic Radiopharmaceuticals

at 2007 Levels

Bill assures patients continue to have access to ZEVALIN®

and other novel radioimmunotherapies

Dec. 20, 2007 Seattle—New Medicare legislation passed by the House and Senate extends the 2007 reimbursement methodology for radiopharmaceuticals into 2008. The Centers for Medicare and Medicaid Services (CMS) had implemented new hospital outpatient reimbursement rates for 2008 for radiopharmaceuticals like ZEVALIN® (Ibritumomab Tiuxetan) below their acquisition costs. The drugs are used to fight relapsed non-Hodgkin’s lymphoma, which for some patients can provide additional therapeutic options. The new Medicare legislation will maintain the current methodology for reimbursement of therapeutic radiopharmaceuticals for the first six months of 2008, giving the drugs’ manufacturers and CMS time to seek a permanent reimbursement procedure that more accurately reflects hospital costs associated with the therapy.

“We applaud law makers for responding to the concerns of patients and providers regarding these important therapeutic options for treating patients with this deadly disease,” said CTI President and CEO James A. Bianco, M.D. “This legislation will maintain the status quo and provide the drug manufacturers the opportunity to work with CMS on developing an equitable methodology for reimbursing therapeutic radiopharmaceuticals.”

Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) has signed an agreement to acquire the U.S. marketing, sales and development rights to ZEVALIN from Biogen Idec, Inc., which it expects to close later this month. Until the transaction is closed, ZEVALIN remains a product and trademark of Biogen Idec, Inc.

About ZEVALIN®

ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy. The ZEVALIN therapeutic regimen is indicated for the treatment of patients with relapsed or refractory low-grade or follicular B-cell NHL, including patients with Rituximab-refractory follicular NHL.

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Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia, and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include risks related to the closing of the acquisition of ZEVALIN, risks and uncertainties related to the reimbursement rate for ZEVALIN, and risks and uncertainties associated with preclinical and clinical developments in the biopharmaceutical industry in general and with ZEVALIN in particular including, without limitation, the potential failure of ZEVALIN to prove safe and effective for treatment of non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling ZEVALIN, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 206-282-7100.